EXHIBIT 12

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MERCURY FINANCE COMPANY

RATIO OF EARNINGS TO FIXED CHARGES

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Year Ended December 31 (dollars in thousands)

                                     1997              1996             1995             1994            1993


Net income/(loss)                 $(74,193)        ($28,968)        $74,129            $86,545          $64,927

Added fixed charges:
  Cost of Borrowing                 86,529           64,789          57,303             39,375           32,933
  One-third of rentals               1,524            1,464           1,370              1,056              873
                                ----------       ----------      ----------         ----------       ----------
  Total fixed charges:             $88,053          $66,253         $58,673            $40,431          $33,806
                                      ====             ====            ====               ====             ====

   Provisions/(credits) for
     income taxes:
   Federal                        (15,276)          (18,604)         38,895             46,797           34,634
   State                             (974)           (1,811)          7,084              7,648            5,306
                                ----------        ----------     ----------         ----------       ----------
   Total income taxes            $(16,250)         ($20,415)        $45,979            $54,445          $39,940
                                     =====             =====           ====               ====             ====

   Total "earnings"
     (net income/(loss),
     fixed charges and
     income taxes)                $(2,390)           $16,870       $178,781           $181,421         $138,673
                                     =====             =====          =====              =====             ====

Ratio of "earnings" to fixed
 charges (Note 1)                       -                 -            3.05               4.49             4.10
                                        ==                ==             ==                 ==               ==

Deficiency of fixed charges
  coverage (Note 1)                $90,443           $49,383            N/A                N/A              N/A
                                     =====             =====          =====              =====             ====

Note 1.

SEC Regulation S-K requires the disclosure of the ratio of earnings to fixed charges except where the ratio falls below 1, then the deficiency shall be disclosed in dollar terms.

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